Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	3,000,000	$0.455	$1,365,000	0.0000927	$126.54

	Total Offering Amounts				—	$1,365,000	—	$126.54

	Total Fee Offsets				—	—	—	$126.54

	Net Fees Due				—	—	—	$0.00
(1)

Represents the number of shares of common stock, par value $0.01 per share (“Common Stock”), of SeaChange International, Inc. (the “Registrant”), deliverable pursuant to the Amended and Restated 2021 Compensation and Incentive Plan (the “Plan”), being registered hereon.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Stock as may become deliverable pursuant to any anti-dilution provisions of the Plan. In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminable amount of plan participation interests to be offered or sold pursuant to the Plan.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) of the Securities Act, on the basis of the average of the high and low sale prices of such securities on the NASDAQ Global Select Market on September 9, 2022, within five business days prior to filing.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457(b) and 0-11(a)(2)

Fee Offset Claims	—	—	—	—	—	—	—	—	—	—	—

Fee Offset Sources	—	—	—	—	—	—	—	—	—	—	—

Rule 457(p)

Fee Offset Claims(1)	SeaChange International, Inc.	S-4	333-262880	February 22, 2022	—	$3,185.11 (1)	Equity	Class A Common Stock	236,172,656 shares	$34,359,312.08	—

Fee Offset Claims(1)	SeaChange International, Inc.	S-4	333-262880	February 22, 2022	—	$5,502.61 (1)	Debt	5% Senior Secured Notes due 2023	—	$59,359,312.08	—

Fee Offset Sources(1)	SeaChange International, Inc.	S-4	333-262880		February 22, 2022	—	—	—	—	—	$8,687.72(1)(2)

(1)

The Registrant previously registered $34,359,312.08 in aggregate offering amount of Common Stock and $59,359,312.08 in aggregate offering amount of 5% Senior Secured Notes (due 2023) pursuant to the Registration Statement on Form S-4 (File Number 333-262880) filed on February 22, 2022, as amended by Pre-Effective Amendment No. 1 filed on April 15, 2022 and by Pre-Effective Amendment No. 2 filed on May 10, 2022 (the “Prior Registration Statement”). The Registrant has withdrawn the Prior Registration Statement and no securities were sold thereunder.

(2)

The Registrant expects to offset the registration fee due hereunder by an amount of fees that was previously paid with respect to the Prior Registration Statement pursuant to Rule 457(p) under the Securities Act. The fee previously paid for the Prior Registration Statement was $8,687.72.